UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934
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IMMUNOVANT, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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IMMUNOVANT, INC.

320 West 37th Street

New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On September 9, 2021

Dear Stockholder:

You are cordially invited to attend the 2021 Annual Meeting, or the Annual Meeting, of Stockholders of Immunovant, Inc., a Delaware corporation. The Annual Meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/IMVT2021 originating from New York, New York, on Thursday, September 9, 2021 at 1:00 p.m., Eastern Time. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Further, we believe the virtual meeting format is even more critical in light of the COVID-19 pandemic, as the safety of our employees, communities and stockholders is our first priority. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate. We recommend that you log in a few minutes before 1:00 p.m., Eastern Time, on September 9, 2021 to ensure you are logged in when the Annual Meeting starts. On or about August , 2021, a full set of proxy materials will be mailed to each stockholder.

The Annual Meeting will be held for the following purposes:
1.To elect the Board of Directors’ three nominees for director to serve until the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified.
2.To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022.
3.To hold a non-binding, advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers.
4.To hold a vote to approve the repricing of certain outstanding stock options granted under the 2019 Equity Incentive Plan.
5.To conduct any other business properly brought before the meeting
These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Record Date for the Annual Meeting is July 22, 2021. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held Virtually, Via Live Webcast at www.virtualshareholdermeeting.com/IMVT2021 on September 9, 2021, at 1:00 p.m., Eastern Time.

The proxy statement and our annual report are available at
www.proxyvote.com.

By Order of the Board of Directors

Peter Salzmann, M.D.
Chief Executive Officer

New York, New York
August , 2021

You are cordially invited to attend the Annual Meeting online. Whether or not you expect to attend the meeting online, please complete, date, sign and return the proxy mailed to you, or vote over the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must follow the instructions from such organization and will need to obtain a proxy issued in your name from that record holder.

IMMUNOVANT, INC.

320 West 37th Street

New York, New York 10018

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

To be Held on September 9, 2021 at 1:00 p.m., Eastern Time

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

What is Immunovant?

On December 19, 2019, Immunovant Sciences Ltd., or ISL, and Health Sciences Acquisitions Corporation, or HSAC, announced the closing of the transactions contemplated by the Share Exchange Agreement, dated September 29, 2019, between HSAC, ISL, the stockholders of ISL, and Roivant Sciences Ltd., or RSL, as representative of such sellers. Upon the closing of the transactions, or the Business Combination, HSAC acquired 100% of the issued and outstanding common shares of ISL in exchange for shares of common stock of HSAC, and ISL became a wholly owned subsidiary of HSAC.

Upon the closing of the Business Combination, we changed our name from Health Sciences Acquisitions Corporation to Immunovant, Inc., sometimes referred herein to as the Company or Immunovant. The executive officers of HSAC resigned, and the executive officers of ISL were appointed to be the executive officers of Immunovant, Inc. In addition, certain members of the HSAC board of directors resigned, and all the members of the ISL board of directors were appointed to the Board of Directors of Immunovant, Inc., or the Board.

How do I attend, participate in, and ask questions during the Annual Meeting?

We will be hosting the Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/IMVT2021. The meeting will start at 1:00 p.m., Eastern Time, on Thursday, September 9, 2021. Stockholders attending the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Further, we believe the virtual meeting format is even more critical in light of the COVID-19 pandemic, as the safety of our employees, communities and stockholders is our first priority.

In order to enter the Annual Meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate are available at www.virtualshareholdermeeting.com/IMVT2021. We recommend that you log in a few minutes before 1:00 p.m., Eastern Time to ensure you are logged in when the Annual Meeting starts. The webcast will open 15 minutes before the start of the Annual Meeting.

If you would like to submit a question during the Annual Meeting, you may log in to www.virtualshareholdermeeting.com/IMVT2021 using your control number, type your question into the “Ask a Question” field, and click “Submit.”

To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:

•You may submit questions and comments electronically through the meeting portal during the Annual Meeting.

•Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions or comments.

•Please direct all questions to Peter Salzmann, M.D., M.B.A., our Chief Executive Officer.

•Please include your name and affiliation, if any, when submitting a question or comment.

•Limit your remarks to one brief question or comment that is relevant to the Annual Meeting and/or our business.

•Questions may be grouped by topic by our management.

•Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.

•Be respectful of your fellow stockholders and Annual Meeting participants.

•No audio or video recordings of the Annual Meeting are permitted.

What if I have technical difficulties or trouble accessing the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/IMVT2021 or at www.proxyvote.com. Technical support will be available starting at 1:00 p.m., Eastern Time on September 9, 2021.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on July 22, 2021, or the Record Date, will be entitled to vote online at the Annual Meeting. On the Record Date, there were 97,977,595 shares of common stock outstanding and entitled to vote and 10,000 shares of Series A preferred stock outstanding and entitled to vote. RSL holds all outstanding shares of our Series A preferred stock. Each share of Series A preferred stock is entitled to one vote per share and is convertible at any time at the option of RSL into one share of common stock.

Stockholder of Record: Shares Registered in Your Name

If, on July 22, 2021, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or by proxy in advance. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the internet, by telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on July 22, 2021, your shares were held, not in your name, but rather in an account at a broker, bank or other agent, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•Proposal No. 1 – To elect three directors to hold office until the 2022 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

•Proposal No. 2 – To ratify the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022; and

•Proposal No. 3 – To hold a non-binding, advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers, or “Say-on-Frequency.”

•Proposal No. 4 – To hold a vote to approve the repricing of certain outstanding stock options granted under the 2019 Equity Incentive Plan.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with his or her best judgment.

How do I vote?

You may either vote “For” the nominees to the Board or you may “Withhold” your vote for all nominees or any nominee you specify. For the proposal to ratify the selection of Ernst & Young LLP, you may vote “For” or “Against” or abstain from voting. For the Say-on-Frequency proposal, you may vote for “One Year,” “Two Years,” “Three Years,” or abstain from voting. For the proposal to approve the repricing of certain outstanding stock options under the 2019 Equity Incentive Plan, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote (1) online during the Annual Meeting or (2) in advance of the Annual Meeting by proxy through the internet, by telephone or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.

•To vote online during the Annual Meeting, follow the provided instructions to join the Annual Meeting at www.virtualshareholdermeeting.com/IMVT2021, starting at 1:00 p.m., Eastern Time on Thursday, September 9, 2021. The webcast will open 15 minutes before the start of the Annual Meeting.
•To vote in advance of the Annual Meeting through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time on Wednesday, September 8, 2021 to be counted.
•To vote in advance of the Annual Meeting by telephone, dial 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on Wednesday, September 8, 2021 to be counted.
•To vote in advance of the Annual Meeting using a printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Immunovant. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of July 22, 2021. In addition, RSL has one vote for each share of Series A preferred stock it owns as of July 22, 2021.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, through the internet, by telephone or online at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker, bank or other agent will still be able to vote your shares depends on whether the particular proposal is deemed to be a “routine” matter. Brokers, banks and other agents can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker, bank or other agent may not vote your shares on Proposal No. 1, Proposal No. 3 or Proposal No. 4 without your instructions, but may vote your shares on Proposal No. 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees for director, “For” the ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022, “One Year” for the Say-on-Frequency proposal, and “For” the repricing of certain outstanding stock options granted under the 2019 Equity Incentive Plan. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•You may submit another properly completed proxy card with a later date.

•You may grant a subsequent proxy by telephone or through the internet.

•You may send a timely written notice that you are revoking your proxy to our Secretary at Immunovant, Inc. 320 West 37th Street, New York, New York 10018.

•You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for Proposal No. 1 to elect directors, votes “For,” “Withhold” and broker non-votes, (b) for Proposal No. 2 to ratify the selection of our auditor, votes “For” and “Against,” as well as abstentions, (c) for Proposal No. 3 on the Say-on-Frequency, votes for “One Year,” “Two Years,” “Three Years,” abstentions and broker non-votes, and (d) for Proposal No. 4 to approve the repricing of certain outstanding stock options granted under the 2019 Equity Incentive Plan, votes “For,” “Against,” abstentions and broker non-votes.

Abstentions will be counted towards the vote total for Proposal No. 2, Proposal No. 3 and Proposal No. 4, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for Proposal No. 1, Proposal No. 3 and Proposal No. 4. We do not expect broker non-votes to exist in connection with Proposal No. 2.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give voting instructions to his or her broker, bank or other agent holding his or her shares as to how to vote on matters deemed to be “non-routine,” the broker, bank or other such agent cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Since Proposal No. 1, Proposal No. 3 and Proposal No. 4 are considered to be “non-routine,” we expect broker non-votes to exist in connection with Proposal No. 1, Proposal No. 3 and Proposal No. 4. Proposal No. 2 is considered to be “routine,” and therefore we do not expect broker non-votes to exist in connection with Proposal No. 2.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

•Proposal No. 1 – For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present by virtual attendance or represented by proxy and entitled to vote on the election of directors will be elected. Accordingly, only votes “For” will affect the outcome.

•Proposal No. 2 – To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022, the proposal must receive “For” votes from the holders of a majority of shares present by virtual attendance or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

•Proposal No. 3 – For the Say-on-Frequency vote, the option of “One Year,” “Two Years” or “Three Years” that receives the votes from the holders of a majority of shares present by virtual attendance or represented by proxy and entitled to vote on the matter will be approved. If you “Abstain” from voting, it will have the same effect as an “Against” vote. In the event that no frequency receives a majority of the votes, our Board will consider the frequency that receives the most votes cast to be the frequency preferred by our stockholders.

•Proposal No. 4 – For the vote to approve the repricing of certain outstanding stock options granted under the 2019 Equity Incentive Plan, the proposal must receive a “For” vote from the holders of a majority of shares present by virtual attendance or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote are present at the meeting online or represented by proxy. On the Record Date, there were 97,977,595 shares outstanding and entitled to vote. Thus, the holders of 48,988,798 shares must be present at the Annual Meeting by virtual attendance or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting by virtual attendance or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

Requirements for stockholder proposals to be brought before an annual meeting.

Our amended and restated bylaws provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Secretary at Immunovant, Inc., 320 West 37th Street, New York, New York 10018. To be timely for the 2022 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices between May 11, 2022 and June 10, 2022; provided that if the date of that annual meeting of stockholders is earlier than August 9, 2022, or later than October 8, 2022, you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later, the 10th day following the day on which public disclosure of that meeting date is first made. A stockholder’s notice to the Secretary must also set forth the information required by our amended and restated bylaws.

Requirements for stockholder proposals to be considered for inclusion in our proxy materials.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and intended to be presented at the 2022 Annual Meeting of Stockholders must be received by us not later than March 31, 2022 in order to be considered for inclusion in our proxy materials for that meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business and affairs are managed under the direction of the Board. Pursuant to our amended and restated charter, the authorized number of directors will be no less than seven directors, and may be changed only by resolution approved by a majority of the Board, including the directors appointed by the holder(s) of our Series A preferred stock.

The Board presently has seven members. Pursuant to our amended and restated charter, the holder(s) of our Series A preferred stock are entitled to elect four directors. Each director elected by the holder(s) of our Series A preferred stock shall serve until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. The holders of common stock are entitled to elect the remaining three directors. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors.

There are three directors elected by the holders of common stock and Series A preferred stock voting together as a single class, whose term expires in 2021. They are Dr. Salzmann, Mr. Fromkin and Mr. Migausky. In January 2021, Mr. Fromkin joined Roivant Sciences, Inc. as the Vant Portfolio Operating Partner. In light of Mr. Fromkin’s change in employment, the Nominating and Corporate Governance Committee recommended that Mr. Hughes, who was previously appointed to the board of directors by the holder of our Series A preferred stock, replace Mr. Fromkin as a nominee to be elected by the holders of common stock and Series A preferred stock voting together as a single class, at the Annual Meeting. Immediately following the Annual Meeting, the holder of our Series A preferred stock will appoint Mr. Fromkin to the board of directors to serve as a nominee of the Series A preferred stock, and reappoint Dr. Pande, Dr. Torti and Dr. Venker to continue to serve as nominees of the Series A preferred stock.

Dr. Salzmann and Mr. Hughes served as members of the board of directors of ISL from October 2019 until the closing of the Business Combination in December 2019, and have served as members of the Board since the closing of the Business Combination in December 2019. Mr. Migausky previously served on the board of directors of HSAC since March 2019, and has continued to serve as a member of the Board after the closing of the Business Combination. If elected at the Annual Meeting, these nominees would serve until the 2022 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Our policy is to encourage directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares of common stock and Series A preferred stock present by virtual attendance or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees named below. If the nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by Immunovant. Each person nominated for election has consented to being named as a nominee in this proxy statement and has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve. The following is a brief biography of (i) the nominees for election at the Annual Meeting and (ii) the directors elected by the holder of Series A preferred stock whose term will continue after the Annual Meeting, including their respective ages, as of July 22, 2021. Each biography includes information regarding the specific experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee and the Board to determine that the applicable nominee or other current director should serve as a member of the Board.

NOMINEES FOR ELECTION FOR A TERM EXPIRING AT THE 2022 ANNUAL MEETING

Peter Salzmann, M.D., M.B.A., age 54, has served as a member of ISL’s board of directors since October 2019 and as the Chief Executive Officer of IMVT Corporation. Since the closing of the Business Combination in December 2019, Dr. Salzmann has served as our Chief Executive Officer and also as a member of the Board. From November 2018 to June 2019, he served as Global Brand Development Leader in Immunology at Eli Lilly and Company, where he designed and executed a comprehensive indication development strategy and oversaw Phase 2 and 3 clinical trial execution. From March 2013 to October 2018, Dr. Salzmann was Head of U.S. Immunology at Eli Lilly, and Managing Director of Lilly Alps from January 2011 to April 2013. From January 2008 to December 2010, Dr. Salzmann was the Head of Marketing for Eli Lilly China. Dr. Salzmann currently serves as a member of the board of directors of Corbus Pharmaceuticals Holdings, Inc., a publicly traded biotechnology company. Dr. Salzmann earned a B.A. in Chemistry from Northwestern University, an M.D. from University of Chicago’s Pritzker School of Medicine, and an M.B.A. from Stanford University’s Graduate School of Business.

The Board believes that Dr. Salzmann’s position as our Chief Executive Officer and his extensive prior experience in the biopharmaceutical industry qualify him to serve as a member of the Board.

Douglas Hughes, age 59, has served as a member of ISL’s board of directors since October 2019. Since the closing of the Business Combination in December 2019, Mr. Hughes has served as a member of our Board. Since 2018, Mr. Hughes has served as Chief Financial Officer of Calyxo Inc., an early stage medical device company. From 2011 until 2018, Mr. Hughes was Chief Financial Officer for NeoTract, Inc., a Urology company. Prior to that time, he served as Chief Financial Officer and Chief Operating Officer for Nellix, Inc., an endovascular graft biotechnology company. Before joining Nellix, Inc., Mr. Hughes served as Chief Financial Officer for Evalve Inc., a medical device company, from 2009 until 2010. Prior to 2009, Mr. Hughes held a variety of senior finance management positions at Boston Scientific, Guidant Corporation and The Clorox Company. Mr. Hughes currently serves as a member of the board of directors and the audit committee of Eargo Inc., a publicly traded medical device company and at Calyxo Inc., a privately held medical device company. Mr. Hughes received a B.S. in Finance from San Francisco State University and an M.B.A. from the University of Chicago.

The Board believes that Mr. Hughes’ expertise in successfully leading high-growth companies, his experience in strategic planning and his knowledge of mergers and acquisitions qualifies him to serve as a member of the Board.

George Migausky, age 66, has served as a member of our Board since the closing of the Business Combination in December 2019 and as a member of ISL’s board of directors since March 2020. From March 2019 until the closing of the Business Combination he served as a member of HSAC’s board of directors. Mr. Migausky has more than 30 years of experience in the life sciences industry, having served as Chief Financial Officer for several public biopharmaceutical and clinical diagnostic companies. In 2017, Mr. Migausky served as interim Chief Financial Officer for Ocular Therapeutix, Inc. Prior to that, he served as Executive Vice President and Chief Financial Officer of Dyax Corp., a position he held from 2008 through the company’s acquisition by Shire for $6.4 billion in 2016. Before joining Dyax, Mr. Migausky served as Chief Financial Officer of Wellstat Management Company from 2007 to 2008, and Chief Financial Officer of IGEN International and BioVeris Corporation from 1986 through their acquisitions by F. Hoffman LaRoche in 2004 and 2007, respectively. Current directorships include Hyperion Catalysis International, a position he has held since 2008, and the Massachusetts Eye and Ear Institute, where he has served as a trustee since 2015. Mr. Migausky has previously served on the board of directors as Chair of the audit committee at Dimension Therapeutics, a position he held from 2015 until the company was acquired in 2017, and at Abeona Therapeutics during 2020. Mr. Migausky received a B.S. from Boston College and an M.B.A. from Babson College.

The Board believes that Mr. Migausky’s qualifications to sit on our Board include his experience both in the capacity of an executive as well as a director, along with his expertise in strategic planning, corporate financing and financial reporting, business development and human resources.

THE BOARD RECOMMENDS

A VOTE “FOR” EACH OF THE NAMED NOMINEES ABOVE.

SERIES A PREFERRED STOCK DIRECTORS

Pursuant to our amended and restated charter, the holder(s) of our Series A preferred stock are entitled to elect four directors, which individuals will be appointed immediately following the Annual Meeting and are Mr. Fromkin and Drs. Pande, Torti and Venker. RSL is also entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of its Series A preferred stock are convertible as of the Record Date.

Andrew Fromkin, age 55, has served as a member of ISL’s board of directors since October 2019. Since the closing of the Business Combination in December 2019, Mr. Fromkin has served as a member of our Board. Since January 2021, Mr. Fromkin has served as the Vant Portfolio Operating Partner for Roivant Sciences, Inc., or RSI, and serves as the Acting Chief Executive Officer of Proteovant Sciences, Inc. (focused on protein degradation). From March 2015 to September 2020, Mr. Fromkin has served as Chief Executive Officer of Tarveda Therapeutics, Inc. (formerly Blend Therapeutics, Inc.). From 2005 until 2011, Mr. Fromkin served in various roles for Clinical Data, Inc., including Executive Vice President (October 2005 until May 2006) and President, Chief Executive Officer and Director (May 2006 until May 2011). Prior to Clinical Data, Mr. Fromkin served as President and Chief Executive Officer of DoctorQuality, Inc., President, Chief Executive Officer and Director of Endo Surgical Devices, Inc. and Corporate Vice President, Business Development, for Merck-Medco, a wholly-owned subsidiary of Merck & Co. Mr. Fromkin began his career at Health Information Technologies, Inc. as General Manager of its subsidiary, MCA, and Director of Marketing and Payer Alliances for the parent company. From 2014 until 2016, Mr. Fromkin served on the board of Regado Biosciences, Inc. which became Tobira Therapeutics, Inc. in 2015. Mr. Fromkin received a B.A. from Brandeis University.

The Board believes that Mr. Fromkin’s significant experience in the biopharmaceutical industry and his knowledge of healthcare ventures qualifies him to serve as a member of the Board.

Atul Pande, M.D., age 67, has served as a member of ISL’s board of directors since October 2019. Since the closing of the Business Combination in December 2019, Dr. Pande has served as a member of our Board. Dr. Pande has extensive experience in treatment development across multiple disease areas. He is currently an independent board member of Sio Gene Therapies, Karuna Therapeutics, Autifony Therapeutics, and Perception Neurosciences. He previously served as the Chief Medical Officer of PureTech Health, Chief Medical Officer of Tal Medical, and medical advisor to PureTech Health. Since April 2014, he has also served as President of Verity BioConsulting, a drug development consulting firm that provides services to clients in the biopharmaceutical business. From 2007 to April 2014, Dr. Pande was Senior Vice President and Senior Advisor, Pharmaceutical R&D at GlaxoSmithKline. He has also held senior roles at Pfizer R&D, Parke-Davis/ Warner-Lambert and Lilly Research Laboratories. He has been on the Scientific Advisory Boards of Cennerv Pharma and Centrexion Corporation. Dr. Pande is a physician who completed his research fellowship training in psychiatry at the University of Michigan Medical School and his postgraduate specialty training and psychiatry residency program at Western University.

The Board believes that Dr. Pande’s medical background and his significant knowledge of the biopharmaceutical industry qualifies him to serve as a member of the Board.

Frank M. Torti, M.D., age 42, has served as Chairperson of ISL’s board of directors since June 2019. Since the closing of the Business Combination in December 2019, Dr. Torti has served as Chairperson of the Board of Immunovant. Effective August 2, 2021, Dr. Torti was appointed Executive Chairperson of the Board of Immunovant. Dr. Torti has served as the Vant Chair of RSI since January 2020. In this capacity he serves as Chairperson of the boards of directors of the biopharmaceutical companies in the Roivant family and is responsible for the operations and management of those companies. He previously served as Vant Investment Chair of RSI, from August 2018 to December 2019. Prior to joining RSI, from August 2007 to August 2018, Dr. Torti served as a Partner of New Enterprise Associates, or NEA, specializing in investments in healthcare. Prior to joining NEA, Dr. Torti worked for the Duke University Center for Clinical & Genetic Economics from 2002 to 2005 in various capacities, where he was involved in clinical trials research and economic evaluations of multinational clinical trials. Dr. Torti presently serves as Chairperson of the boards of directors of Arbutus Biopharma Corp., Sio Gene Therapies, Inc. and several private biopharmaceutical companies. He has previously served on the boards of directors of numerous development and commercial stage public and private healthcare companies, including Annexon Biosciences, Inc., Eargo Inc., Galera Therapeutics, Inc., Myovant Sciences Ltd., NeoTract, Inc., Novast Pharmaceuticals Ltd., Urovant Sciences Ltd., and others. Dr. Torti earned an M.D. from the University of North Carolina School of Medicine, an M.B.A. from Harvard Business School and a B.A. from the University of North Carolina.

The Board believes that Dr. Torti’s extensive experience in healthcare investing, as well as his operating and clinical trial background, qualifies him to serve on the Board.

Eric Venker, M.D., Pharm.D., age 34, has served as a member of our Board since February 2020. Since February 2021, Dr. Venker has served as President, Chief Operating Officer of RSI, having previously served as Chief Operating Officer of RSI, since November 2018. Previously, from October 2017 to October 2018, he was Chief of Staff to RSI’s Chief Executive Officer, and from 2014 to 2015, as an Analyst at RSI. From 2015 to 2017, Dr. Venker was a physician at New York Presbyterian Hospital/Columbia University Medical Center, where he trained in internal medicine, and also served as Chair of the House Staff Quality Council leading operational initiatives to improve efficiencies. From 2011 to 2015, Dr. Venker was a Clinical Pharmacist at Yale-New Haven Hospital. Dr. Venker presently serves on the boards of directors of Arbutus Biopharma Corp., Sio Gene Therapies, Inc. and several private biopharmaceutical companies. He received his Pharm.D. from St. Louis College of Pharmacy and his M.D. from Yale School of Medicine.

The Board believes that Dr. Venker’s medical background and experience in the biopharmaceutical industry qualify him to serve as a member of the Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Family Relationships

There are no family relationships between the Board and any of our executive officers.

Director Independence and Controlled Company Exemption

We are a “controlled company” within the meaning of the listing rules of the Nasdaq Stock Market LLC, or Nasdaq. We will remain a “controlled company” so long as either more than 50% of the voting power for the election of directors is held by RSL, or the directors elected by RSL as holder of the Series A preferred stock control all matters presented to its Board for a vote. As such, we intend to avail ourselves of the controlled company exemptions under the Nasdaq listing rules. As a controlled company, we will not be required to have a majority of our Board comprised of “independent directors,” as defined under the Nasdaq listing rules, or to have a Compensation Committee or a Nominating and Corporate Governance Committee composed entirely of independent directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may continue to rely on these exemptions so long as we are allowed to as a “controlled company.”

The “controlled company” exemption does not modify the independence requirements for the Audit Committee, and we comply with the requirements of Rule 10A-3 of the Exchange Act, and the Nasdaq listing rules, which rules require that our Audit Committee be composed of at least three members.

The Board has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the Board has determined that the following three directors are independent directors within the meaning of applicable rules and regulations of the Securities and Exchange Commission, or the SEC, and Nasdaq listing rules: Messrs. Hughes and Migausky and Dr. Pande. Dr. Salzmann is not independent due to his position as Chief Executive Officer of Immunovant, and Dr. Torti, Dr. Venker and Mr. Fromkin are not independent due to their positions with RSI.

BOARD LEADERSHIP STRUCTURE

We believe that all members of the Board should have a voice in the affairs and the management of Immunovant. The Board believes that our stockholders are best served at this time by having a chairperson, who is an integral part of our Board structure and a critical aspect of effective corporate governance. Dr. Torti has served as chairperson of the Board since the closing of the Business Combination in December 2019. Effective August 2, 2021, Dr. Torti was appointed Executive Chairperson of the Board. Dr. Torti brings considerable skills and experience, as described above, to the role. While our Chief Executive Officer has primary responsibility for preparing the agendas for Board meetings, our chairperson has significant responsibilities, which are set forth in our corporate governance guidelines, and include, in part:

•Establishing the agenda for regular Board meetings;

•Coordinating with the committee chairs regarding meeting agendas and information requirements, and presiding over portions of meetings of the Board at which the evaluation or compensation of the Chief Executive Officer is presented or discussed;

•Coordinating the activities of the other directors, and performing such other duties the Board may establish or delegate from time to time; and

•Acting as principal liaison between the members of the Board and the Chief Executive Officer.

The active involvement of our independent directors, combined with the qualifications and significant responsibilities of our chairperson and other directors, provide balance on the Board and promote strong, independent oversight of our management and affairs.

POLICY REGARDING HEDGING OF OUR COMMON STOCK

Our executive officers and directors are prohibited from hedging and speculative trading in and out of Immunovant’s common stock, including short sales and leverage transactions, such as puts and calls.

ROLE OF THE BOARD IN RISK OVERSIGHT

The Board and each of its committees has an active role in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee’s charter mandates the Audit Committee to review and discuss with management, and our independent registered public accounting firm, as appropriate, our major financial risk exposures and the steps taken by management to monitor and control these exposures. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, as well as risks associated with employee retention and the recruitment of future talent. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

MEETINGS OF THE BOARD AND ITS COMMITTEES

The Board met ten times during the fiscal year ended March 31, 2021. The Audit Committee met seven times during the fiscal year ended March 31, 2021. The Compensation Committee met five times during the fiscal year ended March 31, 2021. The Nominating and Corporate Governance Committee met two times during the fiscal year ended March 31, 2021. Each director attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the fiscal year ended March 31, 2021 for which he was a director or committee member.

Information Regarding Committees of the Board

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership information for the fiscal year ended March 31, 2021 for each of these Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Peter Salzmann, M.D., M.B.A.
Frank M. Torti, M.D., M.B.A.		☑	☑
Andrew Fromkin(1)		☑*	☑*
Douglas Hughes	☑	☑
George Migausky	☑*
Atul Pande, M.D.(2)	☑
Eric Venker, M.D., Pharm.D.			☑

*    Committee Chairperson
(1)    Mr. Fromkin replaced Dr. Pande as the Chairperson of the Nominating and Corporate Governance Committee in January 2021.

(2)    Dr. Pande replaced Mr. Fromkin on the Audit Committee in January 2021.

    Below is a description of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board for the fiscal year ended March 31, 2021. The written charters of the committees are available to stockholders on the investors section of our website at www.immunovant.com. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

The Audit Committee consists of Mr. Migausky, Mr. Hughes and Dr. Pande, with Mr. Migausky as the chairperson of the Audit Committee. The Audit Committee consists solely of directors who are independent under the listing standards of Nasdaq and meet the independence standards set forth in Rule 10A-3 of the Exchange Act. The Board has further determined that each of the members of the Audit Committee satisfies the financial literacy and sophistication requirements of the SEC and Nasdaq listing rules. In addition, the Board has determined that Mr. Migausky and Mr. Hughes each qualify as an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the Securities Act.

The principal duties and responsibilities, among others, of our Audit Committee include:

•recommending whether to retain an independent registered public accounting firm to serve as independent auditor to audit our financial statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;

•approving in advance all audit services and non-audit services to be provided by our independent auditor;

•establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•overseeing our risk assessment and risk management processes;

•reviewing and ratifying all related party transactions, based on the standards set forth in our related party transactions policy;

•reviewing and discussing with management and the independent auditor the results of the annual audit and the independent auditor’s review of our quarterly financial statements;

•conferring with management and the independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices;

•making periodic reports to the Board regarding compliance matters, including reporting any substantial deviations from, or potential violations of, our compliance policies and procedures;

•establishing internal reporting procedures for employees to confidentially report to our compliance officer any identified issues or questions regarding our compliance program; and

•developing, recommending, reviewing and updating our compliance policies and procedures to ensure continued compliance with the current legal and regulatory landscape in which we operate.

Both our independent registered public accounting firm and management periodically meet privately with the Audit Committee.

Report of the Audit Committee of the Board

The Audit Committee has reviewed and discussed the audited financial statements for the year ended March 31, 2021 with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in Immunovant’s Annual Report on Form 10-K for the year ended March 31, 2021.

George Migausky (Chairperson)
Atul Pande
Douglas Hughes

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Immunovant under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee consists of Mr. Fromkin, Mr. Hughes and Dr. Torti, with Mr. Fromkin as the chairperson of the Compensation Committee. The principal duties and responsibilities, among others, of our Compensation Committee include:

•reviewing and making recommendations to the Board regarding, performance goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our Chief Executive Officer in light of those goals and objectives and recommending to the full Board for approval, the Chief Executive Officer’s compensation, including incentive-based and equity-based compensation, based on that evaluation;

•review and recommend to the Board the compensation of other executive officers, based in part on recommendations of the Chief Executive Officer;

•exercising administrative authority under our equity incentive plan and any employee benefit plans;

•ensuring that our compensation arrangements are competitive, promote long-term retention, promote the success of Immunovant and align the interests of our employees with those of our stockholders;

•making recommendations to the Board regarding director compensation;

•overseeing risks and exposures associated with executive and director compensation plans and arrangements;

•reviewing and discussing with management the compensation discussion and analysis that we may be required from time to time to include in SEC filings; and

•preparing a Compensation Committee report on executive and director compensation as may be required from time to time to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee will meet at least twice annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee meets from time to time in executive session. In addition, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Immunovant. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of Immunovant, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the fiscal year ended March 31, 2021, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Compensia as its compensation consultant. The Compensation Committee requested that Compensia:

•evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and

•assist in refining our compensation strategy to execute that long-term strategy.

As part of its engagement, Compensia was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Compensia, the Compensation Committee approved the recommendations.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. The Board has delegated authority to Dr. Salzmann, to whom it delegated authority to grant, without any further action required by the Compensation Committee, stock options and other equity incentives to employees who are not executive officers of Immunovant. The purpose of this delegation of authority is to enhance the flexibility of equity incentive administration within Immunovant and to facilitate the timely grant of equity incentives to non-executive officer employees, particularly new employees, within specified limits approved by the Compensation Committee or the Board.

The Compensation Committee has recommended adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first half of the calendar year, subject to final determination by the Board. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Mr. Fromkin and Drs. Torti and Venker, with Mr. Fromkin as the chairperson of the Nominating and Corporate Governance Committee. The principal duties and responsibilities, among others, of our Nominating and Corporate Governance Committee include:

•assessing the need for new directors and identifying individuals qualified to become directors;

•recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•assessing individual director performance, participation and qualifications;

•recommending and overseeing the implementation of and monitoring compliance with, our corporate governance guidelines, and periodically reviewing and recommending any necessary or appropriate changes to our corporate governance guidelines;

•monitoring the effectiveness of the Board and the quality of the relationship between management and the Board; and

•overseeing the periodic evaluation of the Board’s performance.

The Nominating and Corporate Governance Committee evaluates director nominees for election to the Board by our stockholders at the annual meeting of stockholders in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. The Nominating and Corporate Governance Committee and the Board believe that such candidates should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. In considering candidates for election to the Board by the holders of our common stock, other factors will also be considered, such as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Immunovant, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, diversity and having the commitment to rigorously represent the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee will consider the minimum Board membership criteria described above, as well as diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and our business, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire at the annual meeting of stockholders, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates for election to the Board by holders of our common stock, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board.

The Nominating and Corporate Governance Committee will consider stockholder recommendations of director candidates for election to the Board by holders of our common stock. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board by holders of our common stock at an annual meeting of stockholders may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Nominating and Corporate Governance Committee, c/o Immunovant, Inc., 320 West 37th Street, New York, New York 10018, Attn: Secretary, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders. Submissions must include, among other things, the full name of the proposed candidate, a description of the proposed candidate’s business experience for at least the previous five years, complete biographical information, a description of the proposed candidate’s qualifications as a director, and such other information as required by our amended and restated bylaws. Any such submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

Special Committee

In March 2021, following the filing of an amendment to a Schedule 13D by RSL in which RSL disclosed that it intended to propose to Immunovant that RSL and Immunovant evaluate a potential transaction whereby RSL or its affiliate would acquire all of our issued and outstanding shares of Immunovant common stock not currently held by RSL, or the Potential Transaction, the Board formed the Special Committee to review and consider whether it would be appropriate and desirable for us to consider a Potential Transaction, as well as any potential alternatives, including remaining an independent company. The Special Committee consisted of Mr. Hughes and Mr. Migausky who the Board determined were independent for purposes of serving on the Special Committee and evaluating the Potential Transaction. On August 2, 2021, we and RSL announced a private placement in which RSL agreed to purchase 17,021,276 shares of Immunovant common stock at $11.75 per share, for aggregate gross proceeds to us of $200.0 million, and RSL further amended the Schedule 13D and announced it was no longer considering a Potential Transaction. Following the announcement of the private placement and the filing of the amended Schedule 13D by RSL, the Special Committee was dissolved.

For a discussion on RSL’s significant ownership of our shares of common stock and related possible risks, please refer to Item 1A. Risk Factors, “RSL owns a significant percentage of shares of our common stock and may exert significant control over matters subject to stockholder approval” in our Annual Report on Form 10-K for the year ended March 31, 2021.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.immunovant.com. We will disclose any amendments to the Code of Conduct, or any waivers of our requirements, on our website to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

None of our directors who serve as a member of our Compensation Committee is, or has at any time during the past year been, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any other entity that has one or more executive officers serving on our Board or Compensation Committee.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Historically, we have not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent.

CORPORATE GOVERNANCE GUIDELINES

The Board has documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed on the investors section of our website at www.immunovant.com.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Immunovant and our stockholders.

The affirmative vote of the holders of a majority of the shares present by virtual attendance or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dismissal of WithumSmith+Brown, PC

As previously disclosed, in connection with the closing of the Business Combination on December 18, 2019, WithumSmith+Brown, PC, or Withum, was dismissed as our independent registered accounting firm. This decision was approved by the Board.

Withum’s report on HSAC’s financial statements as of December 31, 2018 and for the period from December 6, 2018 (HSAC’s inception) through December 31, 2018 did not contain an adverse opinion or disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope, or accounting principles. During the period of Withum’s engagement by HSAC, and the subsequent interim period preceding Withum’s dismissal, there were no disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Withum, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports covering such periods. In addition, no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of Withum’s engagement and the subsequent interim period preceding Withum’s dismissal.

We provided Withum with a copy of the disclosures we made pursuant to Item 4.01 in our Current Report on Form 8-K filed with the SEC on December 20, 2019, and requested that Withum furnish a letter addressed to the SEC, which is filed as Exhibit 16.1 to such Current Report on Form 8-K, stating whether it agrees with such disclosures, and, if not, stating the respects in which it does not agree.

Appointment of Ernst & Young LLP

In connection with the closing of the Business Combination on December 18, 2019, the Board approved the appointment of Ernst & Young LLP as our independent registered accounting firm. Ernst & Young LLP served as the independent registered accounting firm for ISL. During the period from December 6, 2018 (HSAC’s inception) through December 31, 2018 and the subsequent interim period preceding the engagement of Ernst & Young LLP , HSAC did not consult Ernst & Young LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on HSAC’s financial statements, and neither a written report was provided to HSAC or oral advice was provided that Ernst & Young LLP concluded was an important factor considered by HSAC in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

PRINCIPAL ACCOUNTANT FEES AND SERVICES

As described above, Ernst & Young LLP was appointed as our independent registered accounting firm in December 2019, upon the dismissal of Withum. Ernst & Young LLP has audited the financial statements of ISL since 2018. ISL was determined to be the accounting acquirer in the Business Combination resulting in a change to the combined company’s fiscal year to March 31, effective as of the closing of the Business Combination. The fees of Ernst & Young LLP presented below are not representative of the fees to be billed by Ernst & Young LLP for Immunovant as a public company, but are presented solely to provide our stockholders with a basis to understand our historical relationship with Ernst & Young LLP.

The following tables present the aggregate fees billed by Ernst & Young LLP and Withum to us (including ISL, in the case of Ernst & Young LLP) for the years ended March 31, 2021 and 2020.

Ernst & Young LLP

	Year Ended March 31,
	2021	2020
	(in thousands)
Audit Fees(1)	$925	$977
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$925	$977

(1)Audit Fees consisted of fees for professional services rendered for the audits of our financial statements which were billed during the respective year, including the audits of our annual financial statements and reviews of our interim quarterly reports, and services provided in connection with SEC filings, including consents and comfort letters.

Withum

	Year Ended March 31,
	2021	2020
	(in thousands)
Audit Fees(1)	$28	$68
Audit-Related Fees	—	—
Tax Fees(2)	8	—
All Other Fees	—	—
Total Fees	$36	$68

(1)Audit Fees consisted of fees for professional services provided in connection with SEC filings, including consents and comfort letters.
(2) Tax fees consisted of tax compliance and tax consulting services.

All fees incurred subsequent to the closing of the Business Combination in December 2019 were pre-approved by our Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Immunovant’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 2.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTES

Section 14A of the Exchange Act provides that every six years we must provide our stockholders an opportunity to vote, on a non-binding and advisory basis, for their preference on how frequently we should seek future non-binding advisory votes to approve the compensation of our named executive officers. As of March 31, 2021, we ceased to be an emerging growth company and, therefore, this proxy statement includes this proposal. By voting on this proposal, stockholders may indicate whether they prefer that we conduct future non-binding advisory stockholder votes on executive compensation every one, two, or three years. Stockholders also may abstain from voting on this proposal. For the reasons described below, the Board recommends that the stockholders select a frequency of one year.

Our Board has determined that permitting our stockholders to provide direct input on our executive compensation philosophy, policies, and practices, as disclosed in the proxy statement, each year is in the best interests of Immunovant. While our executive compensation programs are designed to promote the creation of stockholder value over the long term, the Board believes that a future annual advisory vote on executive compensation will provide us with more direct and immediate feedback on our compensation disclosures and investor views about our executive compensation philosophy, policies, and practices.

This vote is advisory, which means that the vote on executive compensation is not binding on us, the Board, or the Compensation Committee. We recognize that the stockholders may have different views as to the best approach, and therefore, we look forward to hearing from our stockholders as to their preferences on the frequency of future non-binding advisory stockholder votes on executive compensation.

Our Board will take into account the outcome of the vote when considering the frequency of future nonbinding advisory stockholder votes on the compensation of our named executive officers. The Board may decide that it is in the best interests of our stockholders and Immunovant to hold an advisory vote on the compensation of our named executive officers more or less frequently than the frequency receiving the most votes cast by our stockholders.

Stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years, or may abstain when voting. Stockholders are voting to indicate their recommendation among these frequency options. The option that receives the votes from the holders of a majority of shares present by virtual attendance or represented by proxy and entitled to vote on the matter will be deemed to be the frequency preferred by our stockholders. In the event that no option receives a majority of the votes, the Board will consider the option that receives the most votes cast to be the frequency preferred by our stockholders.

THE BOARD RECOMMENDS A VOTE FOR A “ONE YEAR” FREQUENCY OF FUTURE NON-BINDING ADVISORY STOCKHOLDER VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

APPROVAL OF THE REPRICING OF CERTAIN OUTSTANDING STOCK OPTIONS GRANTED UNDER THE 2019 EQUITY INCENTIVE PLAN

We are seeking stockholder approval to reprice certain outstanding stock options granted to our employees and executive officers under our 2019 Equity Incentive Plan, or the 2019 Plan, in order to address employee retention and competitiveness concerns. Outstanding stock options held by our directors will not be eligible to be repriced. The options being considered for the repricing were granted between December 20, 2019 and July 22, 2021, and have exercise prices ranging from $10.71 to $50.67 per share, or collectively the Eligible Options. On July 22, 2021, the closing price of our common stock as reported on the Nasdaq Global Select Market was $10.15 per share. On July 29, 2021, our Board approved, based on the Compensation Committee’s consideration and recommendation and subject to the approval of the stockholders at the Annual Meeting, the repricing of the Eligible Options, on a future date to be determined by the Board following the date of this Annual Meeting, or the Repricing Date. On the Repricing Date, if this Proposal No. 4 is approved, all Eligible Options with an exercise price above the closing price of our common stock on that date as reported on the Nasdaq Global Select Market will be repriced and lowered to an exercise price equal to such reported closing price. We refer to this action as the Repricing. There would be no changes to the vesting schedules or any other terms and conditions to the Eligible Options.

We also have a 2018 Equity Incentive Plan, or the 2018 Plan; however, since the closing of the Business Combination, no awards have been made under 2018 Plan. As of July 22, 2021, 3,205,740 stock options were outstanding under the 2018 Plan, with exercise prices ranging from $1.91 to $8.43 per share. As such options have exercise prices lower than the closing price of our common stock as reported on the Nasdaq Global Select Market as of July 22, 2021, the Board has decided not to include such options in the Repricing.

Our amended and restated bylaws or any other governing documents or law do not require stockholder approval of the Repricing, and our 2019 Plan permits our Board to reprice the Eligible Options without stockholder approval. However, we are submitting the proposed Repricing to our stockholders for approval as a matter of good corporate governance. The affirmative vote of the holders of a majority of the shares present by virtual attendance or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to approve Proposal No. 4. We have discussed the Repricing with RSL which has indicated its support for the Repricing in order to address employee retention and competitiveness concerns. If our stockholders fail to approve the proposed Repricing, the Board does not intend to effect the Repricing. Even if the Repricing is approved by our stockholders, the Board has discretion to amend, postpone or not proceed with the Repricing. The Board has determined that the Repricing is in the best interest of Immunovant and our stockholders.

Rationale for Repricing

We have historically granted stock options and other equity-based awards under the 2019 Plan consistent with the view that stock-based incentive compensation opportunities play a key role in our ability to recruit, motivate and retain qualified individuals. While our compensation packages generally include a number of different components, we believe that equity compensation is key to linking pay to performance as it encourages employees and executive officers to work toward our success and aligns their interests with those of our stockholders by providing them with a means by which they can benefit from increasing the value of our stock. We face significant competition for experienced and talented personnel with critical and high demand skills in our industry, and stock options are an important part of our incentive compensation.

As a clinical-stage biopharmaceutical company, the market price for Immunovant’s common stock has historically been volatile, reflecting the risks and uncertainties inherent in the development of product candidates. The Compensation Committee and the Board have determined that adverse changes in the market price of our common stock since the Eligible Options were granted could materially interfere with our efforts to retain the service of the holders of the Eligible Options. Therefore, the Compensation Committee recommended to the Board, and the Board approved the Repricing, to encourage an increasing alignment of their interests with those of our stockholders and their stake in the long-term performance and success of Immunovant. When the market price of our common stock is significantly below the applicable exercise price of a stock option, often referred to as “underwater” or “out-of-the-money”, for example, the Compensation Committee and the Board believe that the stock option holder is not likely to exercise that stock option and will not have the desired incentive that the stock option was intended to provide.

The trading price of our common stock has significantly declined since we announced a voluntary pause in the clinical dosing of our product candidate IMVT-1401 on February 2, 2021. On February 1, 2021, the closing price of our common stock as reported on the Nasdaq Global Select Market was $43.30 per share. Since our voluntary pause in clinical dosing, we have made progress including analyzing program-wide data, and we are in the process of drafting multiple study protocols and updating our program-wide safety strategy for discussions with regulatory agencies. While we remain optimistic regarding the potential of IMVT-1401, the price of our common stock remains depressed. As of July 22, 2021, the closing price of our common stock on the Nasdaq Global Select Market was $10.15 per share, resulting in 54% of our total outstanding stock options and 100% of the outstanding stock options granted under 2019 Plan being underwater, which means that the stock option exercise price exceeded the closing price of our common stock on such date.

As such, a significant proportion of the options held by our employees and executive officers are materially underwater, as set forth below, thus increasing the seriousness of the retention issues associated with such options:

Exercise Price Range	Number of Shares subject to Eligible Options	Weighted Average Exercise Price	Weighted Average Remaining Term (in years)
$10.71 - $20.00	2,209,760	$16.51	9.4
$20.01 - $30.00	128,500	$25.99	9.0
$30.01 - $40.00	71,300	$36.60	9.2
$40.01 - $50.67	186,890	$45.09	9.3
Total	2,596,450	$19.59	9.3

Specifics of the Repricing

On the Repricing Date, the Eligible Options held by individuals who are employed through the Repricing Date will be repriced to the closing price of our common stock as reported on the Nasdaq Global Select Market on such date. If any holder of an Eligible Option terminates service with us before the Repricing Date, his or her Eligible Options will not be repriced on the Repricing Date.

Alternatives Considered

We considered several alternatives in arriving at this Proposal No. 4.

•We could do nothing. We are concerned that if we do not improve the Eligible Option holders’ prospects of receiving long-term value from their options, we will undermine their long-term commitment to us. We will also forgo an opportunity to better align their interests with the interests of our stockholders.

•Increase cash compensation. To replace underwater equity incentives, we considered whether we could substantially increase cash compensation. However, significant increases in cash compensation would substantially increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results.

•Exchange underwater stock options for new options or restricted stock units. We also considered implementing a program to exchange underwater stock options for restricted stock units. However, the exchange ratios for such an exchange would likely result in fewer replacement awards being granted and we do not believe such a program would provide sufficient incentives for retention under our current circumstances. In addition, any exchange proposal would require compliance with the SEC’s tender offer rules and result in additional costs, complexities and burdens on our resources. We believe that for our retention strategy to be effective, in addition to the proposed Repricing, it is also necessary to provide supplemental grants of restricted stock units to a number of our employees, including our named executive officers. Dr. Salzmann will receive a grant with a value of $4.0 million, 37.5% of which will vest on January 1, 2022, and the remainder of which will vest on the second anniversary of the date of grant, subject to his continued service through each such date. Dr. Butchko will receive a grant with a value of $2.0 million, 50% of which will vest on January 1, 2022 and the remainder of which will vest on January 1, 2023, subject to her continued service through each such date.

Eligible Option Holders

All of our employees and current executive officers hold Eligible Options that would benefit under the Repricing. The following table lists, for each of our executive officers (including former executive officers), all of our current executive officers as a group, and all of our current employees (other than our executive officers) as a group, the following information as of July 22, 2021:

•the number of shares of our common stock subject to aggregate options outstanding under our 2018 Plan and the 2019 Plan;

•the number of shares of our common stock subject to Eligible Options under the 2019 Plan;

•the percentage of Eligible Options to total options outstanding under the 2018 Plan and 2019 Plan ; and

•the per share weighted average exercise prices of the Eligible Options.

Each holder of an Eligible Option must continue to provide continuous service to us through the Repricing Date in order to participate in the Repricing, and any such holder that terminates service with us before the Repricing Date will not have their Eligible Options repriced.

Name of Individual or Group	Number of Shares Subject to Total Options (2018 Plan and 2019 Plan)	Number of Shares Subject to Eligible Options (2019 Plan)	Percentage of Total Outstanding Options Eligible for Repricing	Weighted Average Exercise Price of Eligible Options
Peter Salzmann, M.D., M.B.A.	2,374,443	895,400	38%	$17.97
Pamela Yanchik Connealy, M.B.A.(1)	—	—	—	—
Julia G. Butchko, Ph.D.	944,388	510,800	54%	$18.26
William L. Macias, M.D., Ph.D.	369,320	369,320	100%	$10.71
Michael J. Elliott, M.B.B.S., Ph.D., FRACP(2)	—	—	—	—
Rita Jain, M.D.(3)	—	—	—	—
All current executive officers, as a group	3,688,151	1,775,520	100%	$16.54
All current employees who are not executive officers, as a group	894,938	820,930	92%	$26.18

(1)     In July 2021, Ms. Connealy resigned as an employee and will continue to serve as our Chief Financial Officer in a consulting capacity through the date of the Annual Meeting. Ms. Connealy’s options will not be part of the Repricing.
(2)    Dr. Elliott left Immunovant in May 2021. Dr. Elliott’s options were previously forfeited and will not be part of the Repricing.
(3)    Dr. Jain left Immunovant in May 2021. Dr. Jain’s options were previously forfeited and will not be part of the Repricing.

Accounting Treatment of the Repricing

We have adopted the provisions of Financial Accounting Standards Codification Topic 718, or ASC Topic 718, regarding accounting for share-based payments. Under Topic 718, we will recognize any incremental compensation cost of the Eligible Options subject to the Repricing. The incremental compensation cost will be measured as the excess, if any, of the fair value of the repriced Eligible Options immediately following the Repricing over the fair value of the Eligible Options immediately prior to the Repricing.

Certain U.S. Federal Income Tax Consequences

For purposes of the incentive stock option rules, the repricing of an Eligible Option is treated as a new option granted as of the effective date of the repricing, and certain options previously denominated as incentive stock options may be converted to nonqualified stock options as a result of the repricing. The rules concerning the federal income tax consequences with respect to options granted pursuant to the Plans are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the U.S. federal income tax consequences with respect to such grants. In addition, the following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States, other than those individuals who are taxed on a residence basis in a foreign country.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised, although the exercise may subject the optionee to the alternative minimum tax or may affect the determination of the optionee’s alternative minimum tax (unless the shares are sold or otherwise disposed of in the same year). If the optionee exercises the option and then later sells or otherwise disposes of the shares acquired more than two years after the grant date and more than one year after the exercise date (a qualifying disposition), the difference between the sale price and the exercise price will generally be taxed as capital gain or loss. If the optionee exercises the option and then later sells or otherwise disposes of the shares before the end of the two or one year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the optionee’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for alternative minimum tax purposes.

Nonqualified Stock Options

No taxable income is reportable when a nonstatutory stock option with a per share exercise price at least equal to the fair market value of a share of the underlying stock on the date of grant is granted to an optionee. Upon exercise, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the exercised shares subject to the option. Any taxable income recognized in connection with an option exercise by an employee of Immunovant is subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss to the optionee.

Tax Effect for the Company

We generally will be entitled to a tax deduction in connection with the repriced Eligible Options in an amount equal to the ordinary income realized by the holder at the time the holder recognizes such income (for example, the exercise of a nonstatutory stock option). We will generally not be entitled to a tax deduction in the case of an incentive stock option for which there is a qualifying disposition following exercise. Special rules limit the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” within the meaning of Internal Revenue Code, or the Code, Section 162(m). Under Code Section 162(m), the annual compensation paid to any of these specified employees will be deductible only to the extent that it does not exceed $1,000,000.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE REPRICING OF CERTAIN OUTSTANDING STOCK OPTIONS GRANTED UNDER THE 2019 EQUITY INCENTIVE PLAN

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers as of July 22, 2021 who are not directors:

Name	Age	Position
Pamela Yanchik Connealy, M.B.A.	59	Chief Financial Officer
Julia G. Butchko, Ph.D.	50	Chief Development and Technology Officer
William L. Macias, M.D., Ph.D.	63	Chief Medical Officer
Pamela Yanchik Connealy, M.B.A. has served as our Chief Financial Officer since November 2019. In July 2021, Ms. Connealy resigned as an employee and will continue to serve as our Chief Financial Officer in a consulting capacity through the date of the Annual Meeting. From August 2018 to November 2019, Ms. Connealy served as the Chief Financial Officer, Chief Operating Officer and Chief Human Resources Officer of Kiva, a San Francisco based nonprofit organization. From April 2014 to June 2018, Ms. Connealy served as Global Head of Talent at the Bill & Melinda Gates Foundation, focusing on talent management, compensation, benefits, and global mobility. From March 2012 to November 2013, she served as Vice President of Business Operations at Salesforce, a software company, and from March 2002 to April 2010, Ms. Connealy served as a Vice President and Corporate Officer at Genentech, a biotechnology company, with roles including Chief Financial Officer of Research & Development, Global Head of Procurement and other Commercial and Technology roles. Ms. Connealy currently serves as a member of the board of directors and Chair of the audit committee of Orchestra BioMed, Inc., a biotechnology company. Ms. Connealy earned a B.S. in Chemistry from Gannon University and an M.B.A. in Finance from the University of St. Thomas in Houston, Texas.

Julia G. Butchko, Ph.D. has served as our Chief Development and Technology Officer since October 2019. From March 2018 to June 2019, Dr. Butchko served as the Chief of Staff for the BioMedicine’s Business Unit at Eli Lilly and Company, a pharmaceutical company, where she was responsible for Immunology and Neurology Strategy and Operations. From June 2014 to May 2016, Dr. Butchko was the Vice President of Oncology Portfolio Management and Clinical Development and from September 2012 to May 2014, she participated in a rotational program completing assignments in Autoimmune Market Research and Men’s Health Marketing. She also served as Senior Director of Biologics and Device Project Management in Lilly’s Research and Development organization from July 2009 to September 2012. Earlier in her career, Dr. Butchko held significant roles in product development, marketing, manufacturing, and quality. She earned a B.S. in Chemistry from the State University of New York, College at Fredonia, a Ph.D. in Chemistry from Pennsylvania State University and a Business Certificate from Indiana University Kelley School of Business.
William L. Macias, M.D., Ph.D. has served as our Chief Medical Officer since June 2021. From 2018 to May 2021, Dr. Macias was the Chief Executive Officer at Focus Biomedical Consulting LLC and in that role was the interim Chief Medical Officer for Promethera Biosciences SA from 2019 through 2020. From 1994 through 2017, Dr. Macias was at Eli Lilly and Company, or Lilly. At Lilly he led multiple clinical development programs leading to the submission and approval of medications across diverse therapeutic areas in both biologic and small molecules. From 2011 onward, he held multiple global development leadership roles in the Biomedicines Business Unit at Lilly. Prior to joining Eli Lilly and Company, he was an Associate Professor of Medicine at Indiana University School of Medicine. Dr. Macias earned a B.A. in Biology from Marquette University and both an M.D. and Ph.D. from Indiana University School of Medicine. He held board certifications in Internal Medicine, Nephrology, and Critical Care Medicine.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of July 22, 2021 by:

•each director or nominee for director;

•each named executive officer;

•all current executive officers and directors as a group; and

•all those known by us to be beneficial owners of more than five percent of our outstanding common stock.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC by beneficial owners of more than five percent of our common stock. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 97,977,595 shares of common stock and 10,000 shares of Series A preferred stock outstanding on July 22, 2021, adjusted as required by rules promulgated by the SEC.

Unless otherwise indicated below, the business address of each of the individuals or entities listed in in the following table is 320 West 37th Street, New York, New York 10018.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholder
Roivant Sciences Ltd.(1)	56,377,388	57.5%
Entities affiliated with RTW(2)	7,592,253	7.7
Named Executive Officers and Directors
Peter Salzmann, M.D., M.B.A.(3)	975,527	*
Pamela Yanchik Connealy, M.B.A.(4)	246,100	*
Julia G. Butchko, Ph.D.(5)	301,260	*
Michael J. Elliott, M.B.B.S., Ph.D., FRACP	—	—
Rita Jain, M.D.	—	—
Frank M. Torti, M.D. (6)	125,353	*
Andrew Fromkin(7)	61,202	*
Douglas Hughes(8)	61,202	*
George Migausky(9)	55,475	*
Atul Pande, M.D. (10)	61,202	*
Eric Venker, M.D.	—	—
All current directors and executive officers as a group (12 individuals)	1,887,321	1.9

*    Less than 1%.

(1) As reported on a Schedule 13D/A filed by Roivant Sciences Limited, or RSL, on March 8, 2021. Consists of shares of common stock directly held by RSL and includes 10,000 shares of common stock issuable upon conversion of the shares of Series A preferred stock held by RSL. Each share of Series A preferred stock is convertible at any time at the option of the holder into one share of common stock. RSL owns all of the authorized and outstanding shares of Series A preferred stock and is entitled to elect a specified number of directors to the Board. RSL is governed by a board of directors consisting of Sakshi Chhabra, Andrew Lo, Patrick Machado, Daniel Gold, Masayo Tada, Keith Manchester, M.D., Ilan Oren, and Vivek Ramaswamy. These individuals disclaim beneficial ownership with respect to such shares except to the extent of their pecuniary interest therein. The principal business address of RSL is Suite 1, 3rd Floor, 11-12 St. James’s Square, London SW1Y 4LB, United Kingdom.

(2) As reported on a Schedule 13G/A filed by Roderick Wong, M.D. on February 16, 2021. Consists of shares owned by RTW Master Fund, Ltd. and RTW Investments LP. Roderick Wong, M.D. has voting and dispositive power over the shares owned by the RTW Entities. The principal business address of the RTW Entities is 40 10th Avenue, Floor 7, New York, New York 10014.

(3) Consists of 975,527 shares of common stock underlying options that are exercisable within 60 days of July 22, 2021.

(4) Consists of 246,100 shares of common stock underlying options that will vest through September 9, 2021, the date of our Annual Meeting and the termination date of Ms. Connealy’s consulting agreement with us.

(5) Includes (i) 296,260 shares of common stock underlying options that are exercisable within 60 days of July 22, 2021 and (ii) 5,000 shares of common stock.

(6) Includes (i) 14,200 restricted stock units, or RSUs, that will vest within 60 days of July 22, 2021 and (ii) 111,153 shares of common stock underlying options that are exercisable within 60 days of July 22, 2021.

(7) Includes (i) 12,350 RSUs that will vest within 60 days of July 22, 2021 and (ii) 48,852 shares of common stock underlying options that are exercisable within 60 days of July 22, 2021.

(8) Includes (i) 12,350 RSUs that will vest within 60 days of July 22, 2021 and (ii) 48,852 shares of common stock underlying options that are exercisable within 60 days of July 22, 2021.

(9) Includes (i) 12,350 RSUs that will vest within 60 days of July 22, 2021, (ii) 23,125 shares of common stock underlying options that are exercisable within 60 days of July 22, 2021 and (iii) 20,000 shares of common stock.

(10) Includes (i) 12,350 RSUs that will vest within 60 days of July 22, 2021 and (ii) 48,852 shares of common stock underlying options that are exercisable within 60 days of July 22, 2021.

EXECUTIVE COMPENSATION

Our named executive officers for the fiscal year ended March 31, 2021, were:

•Peter Salzmann, M.D., M.B.A., our Chief Executive Officer;

•Pamela Yanchik Connealy, M.B.A., our Chief Financial Officer;

•Julia G. Butchko, Ph.D., our Chief Development and Technology Officer;

•Michael J. Elliott, M.B.B.S., Ph.D., FRACP, our former Chief Scientific Officer; and

•Rita Jain, M.D., our former Chief Medical Officer

Summary Compensation Table

The following table shows information regarding the compensation earned by or paid to our named executive officers during the fiscal years ended March 31, 2021 and 2020. Since Drs. Butchko, Elliott and Jain were not named executive officers during the previous fiscal year, we provided information with respect to their compensation solely with respect to the fiscal year ended March 31, 2021.

Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation	Total
Peter Salzmann, M.D., M.B.A.	2020	$ 567,000	$ 311,850	$ 3,252,500(4)	$ 11,104,950	$ —	$ 139,004(5)	$ 15,375,304
Chief Executive Officer	2019	361,010	500,000(6)	—	7,721,344	224,480(7)	—	8,806,834

Pamela Yanchik Connealy, M.B.A.	2020	393,000	157,200	785,400	4,258,363	—	8,742	5,602,705
Chief Financial Officer (10)	2019	147,618	—	—	2,437,762	61,233(7)	129,321(8)	2,775,934

Julia G. Butchko, Ph.D.	2020	372,000	148,800	926,500	6,384,856	—	10,201(9)	7,842,357
Chief Development and Technology Officer

Michael J. Elliott,(11)	2020	242,425	96,000	1,659,200	14,229,311	—	9,695	16,236,631
M.B.B.S., Ph.D., FRACP Former Chief Scientific Officer

Rita Jain, M.D.(12) Former Chief Medical Officer	2020	101,137	38,526	2,703,005	10,666,997	—	3,319	13,512,984

(1) Represents amounts earned under our bonus program based on the achievement of corporate performance goals and other factors deemed relevant by the Compensation Committee of the Board. The annual performance bonuses for each of the named executive officers were based upon the achievement of corporate performance goals of 100% for Dr. Salzmann, and for Ms. Connealy, Dr. Butchko, Dr. Elliott and Dr. Jain, corporate performance goals of 80% and individual performance goals of 20%. For the fiscal year ended March 31, 2021, the target performance bonuses for Dr. Salzmann, Ms. Connealy, Dr. Butchko, Dr. Elliott and Dr. Jain were 55%, 40%, 40%, 40% and 40%, respectively, of their base salary. Based on the achievement of their corporate and performance goals, the Company paid 100% of their target bonuses. Whether or not a bonus is paid for any year is solely within the discretion of the Compensation Committee of the Board. While the Compensation Committee has established general guidelines related to bonus target amounts and the portion of each named executive officer’s annual cash bonus that is tied to company-wide, department or personal performance components, the Compensation Committee exercises broad discretion in determining the amount of cash bonuses. Accordingly, we do not consider these bonuses to be “Non-Equity Incentive Plan Compensation” within the meaning of applicable SEC rules.

(2) Amounts reported represent the aggregate grant date fair value of RSUs and stock options granted to such named executive officers during the fiscal year ended March 31, 2021 and March 31, 2020 under the 2019 Plan and the 2018 Plan, as applicable, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the RSUs and stock options reported in this column are set forth in Note 10 – Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2021. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(3) Represents amounts paid based on our Compensation Committee’s review and certification of corporate performance and individual achievements for all the named executive officers in the fiscal year ended March 31, 2020 under our annual bonus plan.

(4) Includes the issuance of 25,000 RSUs, or the RSL RSUs, from RSL under RSL’s Amended and Restated 2015 Equity Incentive Plan, or the RSL 2015 EIP. These RSL RSUs will vest to the extent certain performance and liquidity event criteria are met, as more fully described in the table titled “Outstanding Equity Awards as of March 31, 2021” below. The grant date fair value was calculated in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The amounts reported for any awards subject to liquidity event conditions were calculated based on the probable outcome of such liquidity event as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718, excluding the effect of estimated forfeitures. This amount does not reflect the actual economic value that may be realized by Dr. Salzmann. As of the grant date, the RSL RSU’s performance criteria were deemed not probable of occurring, therefore no share-based compensation expense has been recorded related to these RSL RSUs. Assuming that all of the vesting conditions to these RSL RSUs were met, the value of these RSL RSUs as of the grant date would have been $1,000,000.

(5) Amount reflects $9,428 of 401(k) Employee Benefit Plan contributions, $1,586 of life insurance premiums and $127,990 of relocation expense reimbursement.

(6) Amount represents a signing bonus.

(7) Represents the pro rata portion of the fiscal year 2019 annual cash bonus awarded to Dr. Salzmann and Ms. Connealy based on the achievement of overall company performance criteria and individual performance criteria as determined by the Board.

(8) Amount represents reimbursement of relocation expenses of $75,000 and related tax gross-up of $54,321.

(9) Amount reflects $8,715 of 401(k) Employee Benefit Plan contributions, $986 of life insurance premiums and $500 of office expenses.

(10) In July 2021, Ms. Connealy resigned as an employee and will continue to serve as our Chief Financial Officer in a consulting capacity through the date of the Annual Meeting.

(11) Dr. Elliott left Immunovant in May 2021.

(12) Dr. Jain left Immunovant in May 2021.

Outstanding Equity Awards at March 31, 2021

The following table shows certain information regarding outstanding equity awards held by each of our named executive officers at March 31, 2021:

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested(1)
Peter Salzmann, M.D., M.B.A.	06/20/2019	647,081	831,962(2)	$ 7.86	06/19/2029
Chief Executive Officer	05/15/2020	—	430,700(3)	19.01	05/14/2030
	01/21/2021	—	—	—	—	25,000(4)	$962,500(5)
	03/19/2021	—	464,700(3)	17.00	03/18/2031	132,500(6)	2,125,300

Pamela Yanchik Connealy,	11/20/2019	135,496	298,092(2)	8.43	11/19/2029
M.B.A.(8)	05/15/2020	—	180,500(3)	19.01	05/14/2030
Chief Financial Officer	03/19/2021	—	162,000(3)	17.00	03/18/2031	46,200(6)	741,048

Julia G. Butchko, Ph.D.	11/20/2019	135,496	298,092(2)	8.43	11/19/2029
Chief Development and	05/15/2020	—	319,700(3)	19.01	05/14/2030
Technology Officer	03/19/2021	—	191,100(3)	17.00	03/18/2031	54,500(6)	874,180

Michael J. Elliott, M.B.B.S., Ph.D., FRACP(9)	09/04/2020	—	400,000(2)	36.00	09/03/2030
Former Chief Scientific Officer	03/19/2021	—	342,300(3)	17.00	03/18/2031	97,600(6)	1,565,504

Rita Jain, M.D.(11)	01/22/2021	—	220,000(2)	42.19	01/22/2031	20,000(7)	320,800
Former Chief Medical Officer	03/19/2021	—	342,300(3)	17.00	03/18/2031	97,600(6)	1,565,504
	03/19/2021	—	—	—	—	11,765(10)	188,711

(1) Except as noted in footnote (5) below, market value is calculated based on the closing price of our common stock on March 31, 2021, which was $16.04 per share, as reported on Nasdaq.

(2) 25% of the shares underlying each of these options vest on the first anniversary of the grant date, and the remainder vests in 12 equal quarterly installments thereafter, subject to the named executive officer’s continuous service as of each such vesting date. In the event of a change in control all such options will immediately vest in full and become exercisable.

(3) 25% of the shares underlying each of these options vest on the first anniversary of the grant date, and the remainder vests in 36 equal monthly installments thereafter, subject to the named executive officer’s continuous service as of each such vesting date.

(4) Reflects the grant of RSL RSUs outstanding under the RSL 2015 EIP that vest upon the satisfaction of both a “service” requirement and a “liquidity event” requirement. The service requirement applicable to the RSL RSUs is satisfied as follows: (i) 25% of the RSL RSUs satisfy the service requirement on the first anniversary of the vesting commencement date and (ii) the remaining 75% of the RSL RSUs satisfy the service requirement in 36 successive equal monthly installments thereafter, in each case, subject to Dr. Salzmann’s continuous service through the applicable vesting date. The liquidity event requirement will be satisfied upon the first to occur of a “change in control” or “initial public offering” of RSL (as defined in the RSL 2015 EIP and the applicable award agreement) prior to the expiration date of the RSL RSUs, which is eight years from the grant date. If the liquidity event requirement is not satisfied before the expiration date, the RSL RSUs will be forfeited. The number of RSL RSUs reflected in the table above assumes full attainment of the liquidity event requirement. In the event Dr. Salzmann’s continuous service is involuntarily terminated for any reason other than for “cause” within 12 months following the consummation of a “change in control,” the RSL RSUs will become fully vested.

(5) Market value is calculated based on the fair value of RSL common shares on March 31, 2021, which was $38.50 per share. Significant judgment and estimates were used to estimate the fair value of the RSL RSUs, as they are not currently publicly traded. The fair value was estimated based on various corporate event-based considerations, including certain thresholds for future financing and liquidity events of RSL as defined in the applicable agreement and Monte Carlo simulation.

(6) 25% of the shares underlying the restricted stock units vest on the first anniversary of the grant date, and the remainder vests in 36 equal monthly installments thereafter, subject to the named executive officer’s continuous service as of each such vesting date.

(7) 25% of the shares underlying the restricted stock units vest on the first anniversary of the grant date, and the remainder vests in 12 equal quarterly installments thereafter, subject to Dr. Jain’s continuous service as of each such vesting date.

(8) In July 2021, Ms. Connealy resigned as an employee and will continue to serve as our Chief Financial Officer in a consulting capacity through the date of the Annual Meeting.

(9) Dr. Elliott left Immunovant in May 2021.

(10) The shares underlying the restricted stock units vest in their entirety six months after the date of grant on September 19, 2021, subject to Dr. Jain’s continuous service as of each such vesting date.

(11) Dr. Jain left Immunovant in May 2021.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the fiscal year ended March 31, 2021.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by us during the fiscal year ended March 31, 2021.

Employment Arrangements

We have employment agreements with each of our named executive officers. The agreements generally provide for at-will employment and set forth the executive officer’s initial base salary, eligibility for employee benefits and confirmation of the terms of previously issued equity grants, including in some cases severance benefits on a qualifying termination of employment. In addition, each of our named executive officers has executed our standard employee non-disclosure, invention assignment and restrictive covenant agreement.

Peter Salzmann, M.D., M.B.A.

In May 2019, we entered into an employment agreement with Dr. Salzmann, our Chief Executive Officer. The agreement provides for an annual base salary of $450,000 and a signing bonus of $500,000. Dr. Salzmann is also eligible to earn an annual discretionary cash bonus, with a target bonus opportunity equal to 50% of his base salary. He was also entitled to reimbursement of relocation expenses of up to $75,000 in actual costs incurred, subject to a gross-up for applicable taxes (exclusive of the $75,000 cap).

If we terminate Dr. Salzmann without “cause” or he resigns for “good reason” (each, as defined in his employment agreement), then, subject to Dr. Salzmann executing and not revoking a general release of all claims, he will be entitled to (1) an amount equal to 12 months of his annual base salary, and (2) continuation of health insurance coverage under COBRA for up to 12 months following termination or resignation, with such aggregate amount payable in equal installments over the 12-month period following the date of his termination or resignation in accordance with customary payroll practices.

In addition, if we terminate Dr. Salzmann without cause or he resigns for good reason within 12 months following a “change in control” (as defined in the 2018 Plan), then, subject to Dr. Salzmann executing and not revoking a general release of all claims, he will be entitled to (1) an amount equal to 1.5 times the sum of his then-current annual base salary and his target annual performance bonus (calculated at 50% of his then-current base salary), (2) continuation of health insurance coverage under COBRA for up to 18 months following termination or resignation, with such aggregate amount payable in equal installments over the 18-month period following the date of his termination or resignation in accordance with customary payroll practices, and (3) acceleration of any time-vested equity awards outstanding on the resignation or termination date.

Pamela Yanchik Connealy, M.B.A.

In October 2019, we entered into an employment agreement with Ms. Connealy, our Chief Financial Officer. The agreement provides for an annual base salary of $375,000. Ms. Connealy is also eligible to earn an annual discretionary cash bonus, with a target bonus opportunity equal to 40% of her base salary. She was also entitled to reimbursement of relocation expenses of up to $75,000 in actual costs incurred, subject to a gross-up for applicable taxes (exclusive of the $75,000 cap).

If we terminate Ms. Connealy without “cause” or she resigns for “good reason” (each, as defined in her employment agreement), then, subject to Ms. Connealy executing and not revoking a general release of all claims, she will be entitled to (1) an amount equal to nine months of her annual base salary, and (2) continuation of health insurance coverage under COBRA, grossed up for taxes, for up to nine months following termination or resignation, with such aggregate amount payable in equal installments over the nine-month period following the date of her termination or resignation in accordance with customary payroll practices.

In addition, if we terminate Ms. Connealy without cause or she resigns for good reason within 12 months following a “change in control” (as defined in ISL’s 2018 Plan), then, subject to Ms. Connealy executing and not revoking a general release of all claims, she will be entitled to (1) an amount equal to the sum of her then-current annual base salary and her target annual performance bonus (calculated at 40% of her then-current base salary), (2) continuation of health insurance coverage under COBRA for up to 12 months following termination or resignation, with such aggregate amount payable in equal installments over the 12-month period following the date of her termination or resignation in accordance with customary payroll practices, and (3) acceleration of any time-vested equity awards outstanding on the resignation or termination date.

In July 2021, Ms. Connealy resigned as an employee and we have no further obligations under this employment agreement. In connection with her resignation, we and Ms. Connealy entered into a consulting agreement, pursuant to which Ms. Connealy will continue to serve as our Chief Financial Officer and provide consulting and transition services to us for an hourly fee of $375 per hour through our Annual Meeting, unless earlier terminated.

Julia G. Butchko, Ph.D.

In October 2019, we entered into an employment agreement with Dr. Butchko, our Chief Development and Technology Officer. The agreement provides for an annual base salary of $350,000. Dr. Butchko is also eligible to earn an annual discretionary cash bonus, with a target bonus opportunity equal to 40% of her base salary. She was also entitled to reimbursement of relocation expenses of up to $75,000 in actual costs incurred, subject to a gross-up for applicable taxes (exclusive of the $75,000 cap).

If we terminate Dr. Butchko without “cause” or she resigns for “good reason” (each, as defined in her employment agreement), then, subject to Dr. Butchko executing and not revoking a general release of all claims, she will be entitled to (1) an amount equal to nine months of her annual base salary, and (2) continuation of health insurance coverage under COBRA, grossed up for taxes, for up to nine months following termination or resignation, with such aggregate amount payable in equal installments over the nine-month period following the date of her termination or resignation in accordance with customary payroll practices.

In addition, if we terminate Dr. Butchko without cause or she resigns for good reason within 12 months following a “change in control” (as defined in ISL’s 2018 Plan), then, subject to Dr. Butchko executing and not revoking a general release of all claims, she will be entitled to (1) an amount equal to the sum of her then-current annual base salary and her target annual performance bonus (calculated at 40% of her then-current base salary), (2) continuation of health insurance coverage under COBRA for up to 12 months following termination or resignation, with such aggregate amount payable in equal installments over the 12-month period following the date of her termination or resignation in accordance with customary payroll practices, and (3) acceleration of any time-vested equity awards outstanding on the resignation or termination date.

Michael J. Elliott, M.B.B.S., Ph.D., FRACP

In August 2020, we entered into an employment agreement with Dr. Elliott, our former Chief Scientific Officer. The agreement provided for an annual base salary of $400,000. Dr. Elliott was also eligible to earn an annual discretionary cash bonus, with a target bonus opportunity equal to 40% of his base salary.

If we terminate Dr. Elliott without “cause” or he resigns for “good reason” (each, as defined in his employment agreement), then, subject to Dr. Elliott executing and not revoking a general release of all claims, he will be entitled to (1) an amount equal to six months of his annual base salary, and (2) continuation of health insurance coverage under COBRA, grossed up for taxes, for up to six months following termination or resignation, with such aggregate amount payable in equal installments over the six-month period following the date of his termination or resignation in accordance with customary payroll practices.

In addition, if we terminate Dr. Elliott without cause or he resigns for good reason within 12 months following a “change in control” (as defined in the 2019 Plan), then, subject to Dr. Elliott executing and not revoking a general release of all claims, he will be entitled to (1) an amount equal to the sum of his then-current annual base salary and his target annual performance bonus (calculated at 40% of his then-current base salary), (2) continuation of health insurance coverage under COBRA for up to 12 months following termination or resignation, with such aggregate amount payable in equal installments over the 12-month period following the date of his termination or resignation in accordance with customary payroll practices, and (3) acceleration of any time-vested equity awards outstanding on the resignation or termination date.

In May 2021, Dr. Elliott left Immunovant and we have no further obligations under this employment agreement.

Rita Jain, M.D.

In December 2020, we entered into an employment agreement with Dr. Jain, our former Chief Medical Officer. The agreement provided for an annual base salary of $445,000. Dr. Jain was also eligible to earn an annual discretionary cash bonus, with a target bonus opportunity equal to 40% of her base salary.

If we terminate Dr. Jain without “cause” or she resigns for “good reason” (each, as defined in her employment agreement), then, subject to Dr. Jain executing and not revoking a general release of all claims, she will be entitled to (1) an amount equal to six months of her annual base salary, and (2) continuation of health insurance coverage under COBRA, grossed up for taxes, for up to six months following termination or resignation, with such aggregate amount payable in equal installments over the six-month period following the date of her termination or resignation in accordance with customary payroll practices.

In addition, if we terminate Dr. Jain without cause or she resigns for good reason within 12 months following a “change in control” (as defined in the 2019 Plan), then, subject to Dr. Jain executing and not revoking a general release of all claims, she will be entitled to (1) an amount equal to the sum of her then-current annual base salary and her target annual performance bonus (calculated at 40% of her then-current base salary), (2) continuation of health insurance coverage under COBRA for up to 12 months following termination or resignation, with such aggregate amount payable in equal installments over the 12-month period following the date of her termination or resignation in accordance with customary payroll practices, and (3) acceleration of any time-vested equity awards outstanding on the resignation or termination date.

In May 2021, Dr. Jain left Immunovant and we have no further obligations under this employment agreement.

EQUITY COMPENSATION PLANS AT MARCH 31, 2021

The following table shows certain information with respect to all of our equity compensation plans in effect as of March 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding stock options, warrants and rights (a)	Weighted- average exercise price of outstanding stock options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	9,084,675	$16.97	1,781,043	(2)(3)
Equity compensation plans not approved by security holders	—	—	—
Total	9,084,675	$16.97	1,781,043

(1) The equity compensation plans approved by security holders are described in Note 10 — Stock-Based Compensation to our financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2021 and include the 2019 Plan and the 2018 Plan, which was approved by our stockholders.

(2) Includes 1,781,043 shares of common stock available for future issuance under the 2019 Plan as of March 31, 2021. As of the effective date of the 2019 Plan, no further stock awards have been or will be made under the 2018 Plan.

(3) The reserve for shares available under the 2019 Plan automatically increases on April 1st each year, through and including April 1, 2029, in an amount equal to 4% of the total number of shares of our capital stock outstanding on the last day of the preceding month, or a lesser number of shares as determined by the Board.

DIRECTOR COMPENSATION

The below table sets forth information regarding compensation earned by or paid to our directors for the fiscal year ended March 31, 2021.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Option Awards(2)(3)	All Other Compensation	Total
Frank M. Torti, M.D., M.B.A.(4)	$97,500	$866,284	$864,238	$—	$1,828,022
Andrew Fromkin(5)	74,011	733,047	730,034	—	1,537,092
Douglas Hughes(5)	66,250	733,047	730,034	—	1,529,331
George Migausky(5)	67,500	733,047	730,034	—	1,530,581
Atul Pande, M.D.(5)	59,740	733,047	730,034	45,750(6)	1,568,571
Eric Venker, M.D., Pharm.D.	—	—	—	—	—

(1) Includes annual fees paid to all directors for their service on the Board, including for their committee membership and service as Chairperson of such committee.

(2) Amounts reported represent the aggregate grant date fair value of RSUs and stock options granted to such non-executive director during the fiscal year ended March 31, 2021 under the 2019 Plan, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the RSUs and stock options reported in this column are set forth in Note 10 – Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2021. This amount does not reflect the actual economic value that may be realized by the director.

(3) The following table sets forth the aggregate number of RSUs and the aggregate number of shares underlying stock options held by each non-employee director as of March 31, 2021:

Name	RSUs	Number of Shares Underlying Options
Frank M. Torti, M.D., M.B.A.	47,600	225,263
Andrew Fromkin	40,200	137,481
Douglas Hughes	40,200	137,481
George Migausky	40,200	60,300
Atul Pande, M.D.	40,200	137,481
Eric Venker, M.D., Pharm.D.	—	—

(4) In May 2020, we issued to Dr. Torti an option to purchase 42,600 shares of our common stock with an exercise price of $19.01 per share. These options vest in eight equal quarterly installments, subject to Dr. Torti’s continuous service as of each vesting date. In March 2021, we issued to Dr. Torti an option to purchase 28,900 shares of our common stock with an exercise price of $17.00 per share. These options vest one year after the date of grant on March 19, 2022, subject to Dr. Torti’s continuous service as of such vesting date. In May 2020, we granted to Dr. Torti 28,400 RSUs, which vest in two equal annual installments on May 15, 2021 and May 15, 2022, subject to Dr. Torti’s continuous service as of each vesting date. In March 2021, we granted to Dr. Torti 19,200 RSUs, which vest in their entirety one year after the date of grant, subject to Dr. Torti’s continuous service as of such vesting date. Each RSU represents the contingent right to receive one share of common stock.

(5) In May 2020, we issued to the director an option to purchase 37,000 shares of our common stock with an exercise price of $19.01 per share. These options vest in eight equal quarterly installments, subject to the director’s continuous service as of each vesting date. In March 2021, we issued to the director an option to purchase 23,300 shares of our common stock with an exercise price of $17.00 per share. These options vest one year after the date of grant, subject to each director’s continuous service as of each vesting date. In May 2020, we granted to the director 24,700 RSUs, which vest in two equal annual installments on May 15, 2021 and May 15, 2022, subject to each director’s continuous service as of each vesting date. In March 2021, we granted to the director 15,500 RSUs, which vest in their entirety one year after the date of grant, subject to the director’s continuous service as of such vesting date. Each RSU represents the contingent right to receive one share of common stock.

(6) Amount represents a fee paid to Dr. Pande pursuant to a consulting agreement which was terminated in January 2021.

Director Compensation Policy

We have adopted a director compensation policy, pursuant to which our directors are eligible to receive cash compensation for service on our Board of Directors and committees of our Board of Directors. We also reimburse our directors for reasonable travel and out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Directors who are also full-time officers or employees of Immunovant do not receive any additional compensation for serving as directors. Therefore, Dr. Salzmann, our Chief Executive Officer and one of our directors, does not receive any additional compensation for his service as a director. Dr. Salzmann’s compensation as an executive officer is set forth above under “Executive Compensation.” In addition, Dr. Venker has declined to receive any compensation during the fiscal years ended March 31, 2021 and 2022.

During the fiscal year ended March 31, 2021, each director (other than as noted above) received an annual cash retainer of $50,000 for serving on our Board of Directors. This amount remained the same for the fiscal year ending March 31, 2022, except for Dr. Frank Torti, the chairperson of our Board of Directors, for whom this amount was increased to $85,000 for the fiscal year ending March 31, 2022.

The chairperson and members of the three committees of our Board of Directors are entitled to the following additional annual cash retainers:

Board Committee	Chairperson Fee	Member Fee
Audit Committee	$17,500	$8,800
Compensation Committee	15,000	7,500
Nominating and Corporate Governance Committee	10,000	5,000

All annual cash compensation amounts are payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, pro-rated based on the days served in the applicable fiscal quarter.

A one-time cash retainer of $60,000 was paid in May 2021 to each of Mr. Hughes and Mr. Migausky as members of the Special Committee of the Board of Directors.

Under the current policy, each new director who joins our Board will receive an equity award with a value equal to $788,000 of our common stock under the 2019 Plan. Such equity award will be comprised of (i) 50% non-statutory stock options and (ii) 50% restricted stock unit award. The shares subject to these awards will vest on an annual basis over three years commencing on the grant date, subject to the director’s continuous service with us on each applicable vesting date. The Board reserves the right to tailor the terms of future initial grants in order to recruit directors with the skills necessary to guide Immunovant and promote our success.

In the event of a change of control (as defined in the 2019 Plan), any unvested shares subject to an award may fully vest and become exercisable immediately prior to the effective date of such change of control, subject to the director’s continuous service with us on the effective date of the change of control.

The exercise price per share of each stock option granted under the director compensation policy will be the closing price of our common stock as reported by The Nasdaq Global Select Market on the date of grant. Each stock option will have a term of ten years from the date of grant, subject to earlier termination in connection with a termination of the non-employee director’s continuous service with us.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since April 1, 2019, to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements which are described in “Executive Compensation” and “Director Compensation.”

Sponsor Shares

The Health Sciences Holdings, LLC, initially a holder of more than 5% of our capital stock, or the Sponsor, purchased from HSAC an aggregate of 10,000,000 warrants, or the private warrants, at $0.50 per private warrant (for a total purchase price of $5,000,000), with each warrant exercisable for one share of common stock at an exercise price of $11.50 per share simultaneously with the closing of HSAC’s initial public offering in May 2019. Pursuant to the Share Exchange Agreement, all of the private warrants were canceled upon the closing of the Business Combination.

Sponsor Restricted Stock Agreement

In accordance with that certain restricted stock agreement, dated September 29, 2019, by and between HSAC and the Sponsor, the Sponsor subjected 1,800,000 shares of its common stock to potential forfeiture, with 900,000 shares to vest and be released from potential forfeiture upon achievement of each of the First Earnout Milestone and the Second Earnout Milestone (each as defined below), respectively. On May 12 and September 17, 2020, we achieved the First Earnout Milestone and the Second Earnout Milestone, respectively, and, as a result, all of the 1,800,000 Sponsor Restricted Shares vested and are no longer subject to forfeiture.

Registration Rights

We have entered into an amended and restated registration rights agreement which provides certain holders of our securities registration rights with respect to such securities. In May 2019, HSAC entered into a registration rights agreement with the Sponsor, pursuant to which the Sponsor was granted certain rights relating to the registration of securities of HSAC held by the Sponsor.

In September 2019, HSAC, the Sponsor and the Sellers entered into an amended and restated registration rights agreement, or the Registration Rights Agreement, which became effective as of the closing of the Business Combination. Under the Registration Rights Agreement, the Sponsor and the Sellers hold registration rights that obligate us to register for resale under the Securities Act all or any portion of the Registrable Securities (as defined in the Registration Rights Agreement) held by the Sponsor and the Sellers. Each of the Sponsor, RSL and stockholders holding a majority-in-interest of all such Registrable Securities will be entitled to make a written demand for registration under the Securities Act of all or part of their Registrable Securities, so long as such shares are not then restricted under the lock-up agreements described above. Subject to certain exceptions, if we propose to file a registration statement under the Securities Act with respect to our securities, under the Registration Rights Agreement, we will give notice to the Sponsor and the Sellers as to the proposed filing and offer such stockholders an opportunity to register the resale of such number of their Registrable Securities as they request in writing, subject to certain exceptions. In addition, subject to certain exceptions, such stockholders will be entitled under the Registration Rights Agreement to request in writing that we register the resale of any or all of their Registrable Securities on Form S-3 or any other registration statement that may be available at such time.

Earnout Payments

The Sellers were entitled to receive up to an aggregate of 20,000,000 additional shares of our common stock, or the Earnout Shares, after the closing of the Business Combination, if the volume-weighted average price of our shares equals or exceeds the following prices for any 20 trading days within any 30 trading-day period, or the Trading Period, following December 18, 2019, the date of the closing of the Business Combination:

(i) during any Trading Period prior to March 31, 2023, 10,000,000 Earnout Shares upon the achievement of a volume-weighted average price of at least $17.50 per share, or the First Earnout Milestone; and

(ii) during any Trading Period prior to March 31, 2025, 10,000,000 Earnout Shares upon the achievement of a volume-weighted average price of at least $31.50 per share, or the Second Earnout Milestone.

On May 12 and September 17, 2020, we achieved the First Earnout Milestone and the Second Earnout Milestone, respectively. Accordingly, we issued all of the 20,000,000 Earnout Shares to the Sellers (including 17,547,938 Earnout Shares issued to RSL) during the year ended March 31, 2021.

ISL Financing Transactions

On August 1, 2019, the RTW Master Fund, Ltd. and RTW Innovation Master Fund, Ltd., or the RTW Entities, entities controlled by officers and directors of HSAC, made a $25.0 million investment in ISL in exchange for two promissory notes or the Promissory Notes. On September 26, 2019, $2.5 million aggregate principal amount of the Promissory Notes issued to the RTW Entities was repaid, and the accrued interest on such principal amount was forgiven. The remaining aggregate principal amount of the Promissory Notes automatically converted immediately prior to the consummation of the Business Combination into shares of ISL exchangeable for an aggregate of 2,250,000 shares of our common stock upon the closing of the Business Combination. All interest under the Promissory Notes was waived and cancelled immediately prior to the closing of the Business Combination.

On June 11, 2019, ISL issued an interest-free promissory note to RSL in the amount of $5.0 million, which was due and payable at the earlier of December 12, 2019 or upon demand by RSL. Subsequently, on August 7, 2019, ISL cancelled this note and entered into a promissory note with RSL in the amount of $5.0 million under the same terms as the Promissory Notes. On September 26, 2019, ISL repaid $2.5 million of the principal amount of the Promissory Note issued to RSL, and the accrued interest on such amount was forgiven. The remaining aggregate principal amount of the Promissory Note issued to RSL automatically converted immediately prior to the consummation of the Business Combination into shares of ISL exchangeable for an aggregate of 250,000 shares of our common stock upon the closing of the Business Combination. All interest under this Promissory Note was waived and cancelled immediately prior to the closing of the Business Combination.

In July 2019, ISG issued a promissory note to RSL in the amount of $2.9 million with a 180-day term. The promissory note does not have a stated interest rate and is payable on demand upon the expiration of the term. In May 2020, the promissory note was fully repaid.

Affiliate Services Agreements

ISL has entered into services agreements with each of RSI and RSG, wholly owned subsidiaries of our controlling stockholder RSL, each as further described below. Pursuant to these services agreements, for each of the years ended March 31, 2021 and 2020, ISL incurred expenses of $1.3 million, inclusive of the mark-up under these agreements.

Dr. Venker is currently employed as President and Chief Operating Officer by RSI, Mr. Fromkin is currently employed as Vant Portfolio Operating Partner of RSI and Dr. Torti is currently employed as Vant Chair of RSI.

Roivant Sciences, Inc. Services Agreement

Effective as of August 20, 2018, ISL and its wholly owned subsidiaries, IMVT Corporation (formerly Immunovant, Inc.) and ISG, entered into a services agreement with RSI, a wholly owned subsidiary of RSL, or the RSI Services Agreement, pursuant to which RSI provides ISL with various services, including, but not limited to, services related to development, administrative and financial activities. We expect that our reliance on RSI will decrease over time as we and our subsidiaries continue to hire the necessary personnel to manage the development and potential commercialization of IMVT-1401 or any future product candidates.

Under the terms of the RSI Services Agreement, we are obligated to pay or reimburse RSI for the costs we, or third parties acting on our behalf, incur in providing services to us. In addition, we are obligated to pay to RSI a pre-determined mark-up on costs incurred by us in connection with any general and administrative and support services as well as research and development services.

Administrative and support services include, but are not limited to, general administrative, accounting, tax, and information and technology services. Research and development services include, but are not limited to, drug discovery and development from target identification through regulatory approval.

Under the RSI Services Agreement, RSI has agreed to indemnify ISL, IMVT Corporation and ISG, and each our respective officers, employees and directors against all losses arising out of, due to or in connection with the provision of services (or the failure to provide services) under the RSI Services Agreement, subject to certain limitations set forth in the RSI Services Agreement. In addition, ISL, IMVT Corporation and ISG have agreed to indemnify RSI and its affiliates and their respective officers, employees and directors against all losses arising out of, due to or in connection with the receipt of services under the RSI Services Agreement, subject to certain limitations set forth in the RSI Services Agreement. Such indemnification obligations will not exceed the payments made by ISL, by IMVT Corporation and by ISG under the RSI Services Agreement for the specific service that allegedly caused or was related to the losses during the period in which such alleged losses were incurred. The term of the RSI Services Agreement will continue until terminated upon 90 days’ written notice by RSI or by either IMVT Corporation or ISG with respect to the services either such party receives thereunder.

Roivant Sciences GmbH Services Agreement

Effective as of August 20, 2018, ISG entered into a services agreement with RSG, a wholly owned subsidiary of RSL, or the RSG Services Agreement, pursuant to which RSG provides ISG with various services, including, but not limited to, services related to development, administrative and financial activities. We expect that reliance on RSG by ISG will decrease over time as ISG hires the necessary personnel to manage the development and potential commercialization of IMVT-1401 or any future product candidates.

Under the terms of the RSG Services Agreement, ISG is obligated to pay or reimburse RSG for the costs it, or third parties acting on its behalf, incur(s) in providing services to ISL. In addition, ISG is obligated to pay to RSG a pre-determined mark-up on costs incurred by it in connection with any general and administrative and support services as well as research and development services.

Administrative and support services include, but are not limited to, general administrative, accounting, tax, and information and technology services. Research and development services include, but are not limited to, drug discovery and development from target identification through regulatory approval.

Under the RSG Services Agreement, RSG has agreed to indemnify ISG, and each of its officers, employees and directors against all losses arising out of, due to or in connection with the provision of services (or the failure to provide services) under the RSG Services Agreement, subject to certain limitations set forth in the RSG Services Agreement. ISG has also agreed to indemnify RSG and its affiliates and their respective officers, employees and directors against all losses arising out of, due to or in connection with the receipt of services under the RSG Services Agreement, subject to certain limitations set forth in the RSG Services Agreement. Such indemnification obligations will not exceed the payments made by ISG under the RSG Services Agreement for the specific service that allegedly caused or was related to the losses during the period in which such alleged losses were incurred. The term of the RSG Services Agreement will continue until terminated by RSG or ISG upon 90 days’ written notice.

RSL Information Sharing and Cooperation Agreement

In December 2018, ISL entered into an amended and restated information sharing and cooperation agreement, or the Cooperation Agreement, with RSL. The Cooperation Agreement, among other things: (1) obligates ISL to deliver to RSL periodic financial statements and other information upon reasonable request and to comply with other specified financial reporting requirements; (2) requires ISL to supply certain material information to RSL to assist it in preparing any future SEC filings; and (3) requires ISL to implement and observe certain policies and procedures related to applicable laws and regulations. ISL has agreed to indemnify RSL and its affiliates and their respective officers, employees and directors against all losses arising out of, due to or in connection with RSL’s status as a stockholder under the Cooperation Agreement and the operations of or services provided by RSL or its affiliates or their respective officers, employees or directors to ISL or any of our subsidiaries, subject to certain limitations set forth in the Cooperation Agreement. No amounts have been paid or received under this agreement; however, ISL believes this agreement is material to our business and operations.

Subject to specified exceptions, the Cooperation Agreement will terminate upon the earlier of (1) the mutual written consent of the parties or (2) the later of when RSL is no longer (a) required by GAAP to consolidate our results of operations and financial position, account for its investment in ISL under the equity method of accounting or, by any rule of the SEC, include our separate financial statements in any filings it may make with the SEC and (b) has the right to elect directors constituting a majority of the Board.

RSI Subleases

In June 2020, we entered into two sublease agreements with RSI, for two floors of the building we currently occupy as our headquarters in New York. The subleases will expire on February 27, 2024 and April 29, 2024, respectively, and have scheduled rent increases each year. These leases are classified as operating leases. Operating lease ROU assets of $4.2 million and lease liabilities of $4.2 million, were recognized based on the present value of remaining fixed lease payments over the expected lease term using an incremental borrowing rate of 3.9%. During the year ended March 31, 2021, we paid $0.9 million in cash related to contractual rent obligations under these sublease agreements. See “Part II, Item 8. Financial Statements and Supplementary Data, Note 11 – Leases” in our Annual Report on Form 10-K for the year ended March 31, 2021 for a discussion of the subleases we entered into with RSI.

Employment Arrangements

Prior to the Business Combination, each of our executive officers was employed by our wholly owned subsidiary, IMVT Corporation (formerly Immunovant, Inc.), and provides services to ISL pursuant to an inter-company services agreement between ISL and IMVT Corporation and ISG. Each of our executive officers has an employment agreement with us that sets forth the initial terms and conditions of employment.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements provide the directors and executive officers with contractual rights to indemnification and expense advancement.

Related Person Transaction Policy

We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including RSL, and any of their respective immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of the Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Code of Conduct our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, the Audit Committee, or other independent body of the Board, will take into account the relevant available facts and circumstances including, but not limited to:

•the risks, costs and benefits to us;

•the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•the availability of other sources for comparable services or products; and

•the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Audit Committee, or other independent body of the Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as the Audit Committee, or other independent body of the Board, determines in the good faith exercise of its discretion.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Immunovant stockholders will be “householding” our proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate copies of the proxy materials, please notify your broker or notify us by sending a written request to: Immunovant, Inc., 320 West 37th Street, New York, New York 10018, Attn: Secretary or by contacting our Secretary at (917) 580-3099. You will be removed from the householding program, after which you will receive an individual copy of the proxy materials promptly.

Stockholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Peter Salzmann, M.D.
Chief Executive Officer

August , 2021

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended March 31, 2021 is available without charge upon written request to: Secretary, Immunovant, Inc., 320 West 37th Street, New York, New York 10018.

IMMUNOVANT, INC.
320 WEST 37TH STREET
NEW YORK, NY 10018

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on September 8, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IMVT2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on September 8, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D58448-P59993

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IMMUNOVANT, INC.

The Board of Directors recommends you vote FOR ALL of the following director nominees:

	For All	Withhold All	For All Except
1. Election of three directors, each to hold office until our 2022 Annual Meeting of Stockholders:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Peter Salzmann, M.D., M.B.A.
02) Douglas Hughes
03) George Migausky

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. Non-binding, advisory approval on the frequency of future non-binding advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D58449-P59993

IMMUNOVANT, INC.
Annual Meeting of Stockholders
September 9, 2021 1:00 PM EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Peter Salzmann, M.D., M.B.A. and Pamela Yanchik Connealy, M.B.A., or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of IMMUNOVANT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM EDT on September 9, 2021, via www.virtualshareholdermeeting.com/IMVT2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side